OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GREER BANCSHARES INCORPORATED

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Greer Bancshares Incorporated will be held on Thursday, April 24, 2008, at 3:00 p.m., local time, at the West Poinsett Street office of Greer State Bank, 1111 West Poinsett Street, Greer, South Carolina, for the following purposes:

1.	To elect four directors to hold office until the 2011 Annual Meeting of Shareholders or until their successors have been duly elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the meeting.

Only those shareholders of the Company of record at the close of business on March 14, 2008 are entitled to vote at the Annual Meeting or any adjournments thereof. A complete list of shareholders will be available at the Company’s offices prior to the meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EACH SHAREHOLDER IS REQUESTED TO DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID, RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors,

David M. Rogers
Greer, South Carolina	Chairman, Board of Directors
March 28, 2008	Greer Bancshares Incorporated

GREER BANCSHARES INCORPORATED

1111 West Poinsett Street

Greer, South Carolina 29650

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 24, 2008

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Shareholders to be held on Thursday, April 24, 2008 at 3:00 p.m., local time. The meeting will be held at Greer State Bank’s West Poinsett Street office, 1111 West Poinsett Street, Greer, South Carolina for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate date of the mailing of this Proxy Statement and accompanying Proxy is March 28, 2008.

Who is Entitled to Vote; Other Voting Matters

The Board has set March 14, 2008 as the record date for the Annual Meeting. Only shareholders owning the Company’s common stock on that date will be entitled to vote at the meeting. At the close of business on that day, there were outstanding 2,483,116 shares of the Company’s common stock. Each share of common stock is entitled to one vote on all matters presented at the Annual Meeting. In accordance with the Company’s Articles of Incorporation, cumulative voting will not be permitted.

The presence, in person or by proxy, of the holders of one third of the total number of shares of common stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting. Since many shareholders cannot attend the meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the meeting may be adjourned in order to permit the further solicitation of proxies.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

The election of directors will be determined by a plurality vote. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies on which brokers do not vote on some proposals but do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

Availability of Voting by Proxy; Revocability of Proxies

When you sign the proxy card, you appoint Walter M. Burch, Harold K. James, Theron C. Smith, III, and C. Don Wall, each of them individually, as your representatives at the meeting. Messrs. Burch, James, Smith and Wall will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Burch, James, Smith and Wall will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters properly come before the meeting, Messrs. Burch, James, Smith and Wall will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

Solicitation of Proxies

The solicitation of proxies for our Annual Meeting is being made by the Board of Directors on behalf of the Company. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist, by telephone or otherwise, in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 28, 2008.

We are mailing our 2007 Annual Report along with this proxy statement. The annual report contains financial statements reflecting our financial position and results of operations at and for the three years ended December 31, 2007. The annual report, however, is not part of this proxy statement.

References

Throughout this document, we refer to Greer Bancshares Incorporated as “Greer Bancshares,” and its subsidiary, Greer State Bank, as the “Bank.” We refer collectively to Greer Bancshares and the Bank as “we” or the “Company.”

ELECTION OF DIRECTORS

Proposal 1 on the Proxy

General Information Regarding Election of Directors

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The Board of Directors is currently comprised of 12 directors.

Shareholders will elect four nominees at the meeting to serve three-year terms, expiring at the 2011 annual meeting of shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

The board of directors recommends that you elect the four nominees identified below as directors. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Burch, James, Smith and Wall will vote your proxy to elect these nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Burch, James, Smith and Wall will vote instead for a replacement to be recommended by the Board of Directors.

Identification of Nominees

The following table sets forth information concerning the four persons nominated to serve three-year terms as directors and the directors continuing in office.

Name	Age	Position or Office with the Company	Director Since
Nominees for Terms Expiring in 2011
Gary M. Griffin	53	Director	1992
Kenneth M. Harper	43	Director, CEO	2004
R. Dennis Hennett	65	Director, Former CEO	1988
David M. Rogers	53	Director, Chairman	1988

Continuing Directors with Three Year Terms Expiring in 2010
Walter M. Burch	66	Director	1988
Paul D. Lister	63	Director	1988
C. Don Wall	64	Director	1988
Theron C. Smith, III	59	Director	2000

Continuing Directors with Terms Expiring in 2009
Mark S. Ashmore	51	Director	2002
Harold K. James	56	Director	1988
Steven M. Bateman	49	Director	2007
Raj K. S. Dhillon	67	Director	2007

Experience of the Board of Directors

All directors have been engaged in their present occupations at least five years, except for Mr. Harper as indicated below.

Mr. Ashmore is President of Ashmore Bros., Inc./Century Concrete, a local paving company.

Mr. Bateman is a Certified Public Accountant, with his own local practice since 1994.

Mr. Burch was General Manager and Co-Publisher of The Greer Citizen, a local weekly newspaper, until September 30, 2006, when he sold his interest in the newspaper.

Mr. Dhillon was a mechanical and industrial engineer, and managed the engineering department for Hoecht Celanese, from which he retired in 2002. He currently is involved in land development and owns and operates motels.

Mr. Griffin is Vice President of Mutual Home Stores, a group of retail stores in the Greenville-Spartanburg area.

Mr. Harper was elected Chief Executive Officer of Greer Bancshares and the Bank effective February 1, 2008, upon the retirement of Dennis Hennett. Previously, he had served as President of the Bank since July 2004 and President of Greer Bancshares since January 2005. From 1995 until joining Greer State Bank, he served as a commercial lending officer, commercial banking manager, and executive vice president and market president at Carolina First Bank in Greenville, SC. Mr. Harper has served on the Company’s Board of Directors since July of 2004.

Mr. Hennett retired effective February 1, 2008, after serving as Chief Executive Officer of Greer Bancshares since its inception in July 2001 and Chief Executive Officer of the Bank since its organization in August 1988.

Mr. James is Vice President of James Agency, Inc., a local insurance and real estate company.

Mr. Lister is a Certified Public Accountant, with a local practice.

Mr. Rogers is President of Joshua’s Way Inc., a local non-profit organization. He is also a lawyer with the firm of Carter, Smith, Merriam, Rogers & Traxler, P.A.

Mr. Smith is an optometrist, with a local practice.

Mr. Wall is a pharmacist and Vice President of Professional Pharmacy, Incorporated, located in Greer.

GOVERNANCE OF THE COMPANY

Our business and affairs are managed under the direction of the Board of Directors (the “Board”) in accordance with the South Carolina Business Corporation Act of 1988 and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices that we follow are summarized below.

Director Independence

The Company utilizes the rules of The NASDAQ Stock Market (the “NASDAQ Rules”) for determining the independence of its directors. The NASDAQ Rules define specific relationships that would disqualify a director from independence. Based on the rules, we have conducted an evaluation of director independence, based primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships, including those relationships described under “Certain Relationships and Related Transactions.” As a result of this evaluation, we have affirmatively determined that each of our directors who served during 2007 who was not an executive officer of the Company was and is “independent” for the purposes of NASDAQ Marketplace Rule 4200. Under the NASDAQ Rules, R. Dennis Hennett, our former Chief Executive Officer, and Kenneth M. Harper, our current Chief Executive Officer, would not be considered independent because of their service as executive officers of the Company.

In connection with this evaluation, we considered that in addition to the Bank providing lending and other financial services to directors, their immediate family members, and their affiliated organizations in the ordinary course of business, some directors and their affiliated entities provide services to the Company in the ordinary course of business. In particular, the following relationships were considered:

•

Carter, Smith, Merriam, Rogers & Traxler, P.A. provided professional legal services to the Company in 2007. David M. Rogers is an attorney with such firm. Mr. Rogers possesses no equity or voting interest in the firm, nor is he an officer thereof. The legal services provided to the Company were at prices and on terms comparable to those provided to the firm’s other clients.

•

Paul D. Lister is a registered investment adviser with Raymond James, through which the Bank’s investment division, Greer Financial Services, offers alternative investments to its customers. Mr. Lister refers prospective customers to Greer Financial Services, but does not receive any compensation for such referrals.

•

Harold K. James is a vice president and broker-in-charge of the James Agency, a local insurance and real estate company. The Bank has purchased property and casualty insurance coverage from Mr. James’ agency from time to time.

The amounts paid or received in the business transactions or relationships described above did not exceed the thresholds contained in the NASDAQ Rules, and we do not believe that any other prohibitions or restrictions under the rules were otherwise implicated. Also, we determined that these transactions and relationships would not otherwise impair the directors’ independence.

With respect to determining the directors’ independence, we also considered the following family relationships:

•	David Rogers is married to the sister of Roger Sims’ wife. Until his resignation on January 24, 2008, Mr. Sims headed up Greer Financial Services and was an executive officer of the Company.

•	Gary M. Griffin is the brother-in-law of William S. Harrill, Jr., a senior vice president of the Bank. For the purposes of such rules, Mr. Harrill is not deemed an “executive officer” of the Company.

None of these relationships are precluded by the NASDAQ Rules on director independence. Further, we do not believe these relationships would otherwise impair the independence of the applicable directors.

Code of Ethics

The Board of Directors has approved a Code of Ethics for our directors and senior officers. The Code of Ethics addresses such topics as the ethical handling of actual and apparent conflicts of interest; full, fair, accurate, timely and understandable disclosure in SEC filings and other public communications; compliance with laws; prompt reporting of ethics violations; and adherence to the Code. The Code of Ethics supplements our personnel policy guidelines for ethical conduct applicable to all employees.

Meeting Attendance

Board and Committee Meetings

The Board of Directors held 13 meetings in 2007. All of the directors attended at least 75% of the aggregate of such Board meetings and the meetings of each committee on which they served.

Annual Meeting of Shareholders

Our policy regarding attendance by members of the Board of Directors at our annual shareholders’ meetings is that directors are expected to attend, unless there is an unavoidable conflict that prevents their attendance. All of our ten directors serving at the time, as well as the two director nominees, attended the annual meeting in April 2007.

Committees of the Board

Our Board of Directors has appointed a number of committees, including a compensation/human resources committee, corporate governance committee, and an audit committee.

Compensation/Human Resources Committee

Our compensation/human resources committee, which met four times in 2007, establishes and monitors our employee benefits program and personnel policies. The committee reviews annually the recommendations of executive management regarding administration of salaries and benefits costs. In 2007, the committee was comprised of Messrs. Ashmore (Chairman), Bateman, James, Lister, Rogers and Smith, each of whom is considered to be independent under the NASDAQ Rules. In addition, Mr. Hennett, as our Chief Executive Officer in 2007, and Mr. Harper, our President in 2007, presented recommendations from executive management and participated in discussions affecting the compensation of all employees, except themselves. The committee also administers our executive officer and director compensation plans. The 2006 Equity Incentive Plan is also administered by this committee, which decides awards of stock options to be granted to key employees.

In November 2007, the Committee adopted a written charter. The charter is not available on our website, but a copy is attached as Annex A to this proxy statement.

Corporate Governance Committee

Our corporate governance committee is responsible for issues relating to asset/liability management, technology and marketing. This committee also has the function of recommending to the Board nominees for election as directors. The current members of the corporate governance committee are Messrs. Griffin (Chairman), Burch, Rogers and Wall, each of whom is considered to be independent under the NASDAQ Rules. The committee met twelve times in 2007.

The corporate governance committee adopted a formal charter in 2006. It was previously provided to our shareholders as an annex to our Proxy Statement for our 2006 Annual Meeting of Shareholders.

For directors previously elected by shareholders to serve on the Board and whose terms of service are expiring, the corporate governance committee considers whether to recommend to the Board the nomination of those directors for re-election for another term of service. The committee also considers whether to recommend to the Board the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

Any shareholder may recommend the nomination of any person to serve on the Board. Our policy is to require a shareholder to submit the name of the person to the secretary of the Company in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”), had the nominee been nominated, or intended to be nominated, by the Board; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Any person recommended for nomination as a director must, according to South Carolina law, own not less than 100 shares of Company stock.

The corporate governance committee considers a number of factors in determining whether to recommend to the Board the nomination of any person for election as a director. While no single factor is determinative, the following factors are considered by the corporate governance committee in considering any potential nominee:

•	educational background;

•	work experience;

•	character;

•	business acumen;

•	ability to grasp business and financial concepts;

•	knowledge or experience related to banking or financial services;

•	previous service on boards (particularly of public companies);

•	willingness and ability to devote time and energy to the duties of a director;

•	a desire and ability to help enhance shareholder value;

•	reputation in the community;

•	whether the nominee has any history of criminal convictions or violations of SEC rules;

•	actual or potential conflicts of interest; and

•	any other factor that the committee considers relevant to a person’s potential service on the Board of Directors.

The Board of Directors also considers the foregoing criteria in determining whether to nominate any person for election by the shareholders.

In determining whether to nominate any person for election by the shareholders, the Board assesses the appropriate size of the Board of Directors, consistent with the Bylaws of the Company, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates for director recommended by the corporate governance committee. Candidates may come to the attention of the committee or Board through a variety of sources including, but not limited to, current members of the Board, shareholders, or other persons. The corporate governance committee and Board of Directors consider properly submitted recommendations by shareholders who are not directors, officers, or employees of the Company on the same basis as candidates recommended by any other person.

The Company does not pay a third party to assist in identifying and evaluating candidates.

Audit Committee

The audit committee, which met four times in 2007, selects the Company’s independent auditors, determines the scope of the annual audit, determines whether the Company has adequate administrative, operational, and internal accounting controls, and determines whether the Company is operating according to established policies and procedures. The members of the audit committee are Messrs. Smith (Chairman), Ashmore, Bateman and Wall.

The Board has adopted a formal Audit Committee Charter which establishes the audit committee and its responsibility for engaging a qualified CPA firm to audit the Company’s financial statements annually to be presented to the shareholders. The charter is not available on our website, but a copy is attached as Annex B to this proxy statement.

It is our policy that the committee be comprised of outside directors, who will ensure that the Company’s internal audit function is independent of Company management and the audit is performed competently. Each of the members of our audit committee is considered “independent” under Rule 4350(d) of the NASDAQ Marketplace Rules. The Board of Directors has also determined that Mr. Bateman, based on his qualifications, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

Security Holders’ Communications with the Board

Any shareholder desiring to communicate with the board of directors, or with specific individual directors, may do so by writing to the secretary of the board, Theron C. Smith, III, at Greer Bancshares Incorporated, Post Office Box 1029, Greer, South Carolina 29652. The secretary has been instructed to promptly forward all such communications to the individual to whom the correspondence is addressed.

Compensation of Directors

The following table summarizes the compensation paid to our non-employee directors during 2007. Included are directors’ fees paid, earnings on deferred compensation, imputed interest relating to life insurance, and premiums paid for long term care insurance. Beyond these, no other compensation was paid to any such director.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash ($) (1)	Option Awards ($) (2)	Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Mark S. Ashmore	14,800	—	844	113	15,757
Steven M. Bateman	10,300	—	—	85	10,385
Walter M. Burch	14,800	—	—	1,195	15,995
Raj K. S. Dhillon	10,300	—	—	270	10,570
Gary M. Griffin	14,800	—	2,904	210	17,914
Harold K. James	14,800	—	3,656	511	18,967
Paul D. Lister	14,800	—	9,018	836	24,654
David M. Rogers	18,400	—	6,707	345	25,452
Theron C. Smith, III	14,800	—	164	173	15,137
C. Donald Wall	14,800	—	8,957	1,061	24,818

[1]	Represents directors’ fees.
[2]

At December 31, 2007, our non-employee directors held options to purchase the following number of shares: Mr. Ashmore 1,500; Mr. Bateman 0; Mr. Burch 1,500; Mr. Dhillon 0; Mr. Griffin 10,500; Mr. James 12,000; Mr. Lister 1,500; Mr. Rogers 6,000; Mr. Smith 9,000; and Mr. Wall 9,000. No option awards were granted to directors in 2007.

[3]

Represents above market earnings on the deferred compensation balances of each director pursuant to our Directors’ Deferred Compensation Plan. Above-market earnings represent interest earned on the deferred balance exceeding 120% of the applicable federal long-term rate, with annual compounding, as prescribed under section 1274(d) of the Internal Revenue Code.

[4]	Reflects imputed income and amounts paid for premiums with respect to Bank-owned life insurance and long-term care coverage.

Employee Directors

Our former Chief Executive Officer, Mr. Dennis Hennett, and our current Chief Executive Officer and former President, Mr. Kenneth Harper, also serve on our Board of Directors. In such capacity, they received certain directors’ fees in 2007 and participated in the Directors Deferred Compensation Plan. This compensation is treated under “Executive Compensation.”

Base Compensation

During 2007, all directors except the Chairman received $1,500 for each regular meeting of the Board of Directors held through April 30, 2007 and $1,100 for each regular meeting held the remainder of 2007. The Chairman of the Board of Directors received $1,800 for each regular meeting held through April 2007 and $1,400 for each regular meeting held during the remainder of 2007. The Board elected in April 2007 to reduce their monthly fees by $400 per meeting in light of a significant loan charge off anticipated in May 2007, which resulted in the Company’s earnings being significantly lower than projected. Directors are not compensated for committee meetings or special board meetings.

Directors’ Deferred Compensation Plan

On October 19, 1995, we established a Deferred Compensation Plan for Directors or the “Directors’ Plan.” The purpose of the Directors’ Plan is to allow members of our Board of Directors to defer receipt of some or all of the fees payable for their service as Directors. The effective date of the Directors’ Plan was January 1, 1996.

Each year, a director may voluntarily elect to defer some or all of these fees. Once a director elects to make a deferral, the Board will establish an unfunded deferred compensation account (the “Account”) for that participating director. The Account serves only to measure the amounts deferred and any earnings on deferred amounts. It is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Title to and beneficial ownership of the assets in each Account will at all times remain with the Company. Any participating director (or beneficiary) is a general unsecured creditor of the Company for payment.

A deferral election remains in effect for succeeding years unless the participating director amends or terminates his election. Payment of the amounts in the Account will be paid in a lump sum or over a period of five, ten, fifteen, or twenty years under terms set forth in the Directors’ Plan. The method of payment must be elected at the time each director elects to participate in the Directors’ Plan. A participating director may also apply for and receive, at the Board’s discretion, a lump sum payment from the Account in the event of an unforeseeable emergency.

The Directors’ Plan may be terminated at any time upon a majority vote of our Board. If terminated, we will pay in a lump sum amount the entire balances in each Account to the participating directors on the sixtieth day following the date of termination.

On December 21, 2006, the Bank’s Board of Directors approved two sets of amendments to the Directors’ Plan. The first set of amendments, having an effective date of January 1, 2005, was made so that the Directors’ Plan would comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (including regulations, “Section 409A”).

The second set of amendments, having an effective date of January 1, 2007, created a two-tiered deferred compensation system by categorizing all deferrals as either Tier 1 or Tier 2 deferrals.

Tier 1 deferrals: All fees deferred prior to January 1, 2007 are considered Tier 1 deferrals. For every succeeding year, the first $9,000.00 of annual fees deferred by a director who has at least three (3) years of service on the Board (including service prior to January 1, 2007) will be considered Tier 1 deferrals. Any director participating in the Directors’ Plan as of December 31, 2006 will be eligible to make Tier 1 deferrals, regardless of length of service. The amounts in the Accounts comprised of Tier 1 deferrals have an annual rate of return equal to 80% of our return on average equity for the previous year, provided that such rate of return shall not be less than 5% nor greater than 10% in any year.

Tier 2 deferrals: All fees deferred that do not qualify as Tier 1 deferrals will be considered Tier 2 deferrals. The amounts in the Accounts comprised of Tier 2 deferrals will have an annual rate of return equal to a floating rate equal to the Prime Rate as reported in the Wall Street Journal minus 3 percentage points.

These amendments also changed the Directors’ Plan to provide that after reaching age 65, a director may no longer defer receipt of fees. However, all fees previously deferred will continue to have the rates of return as provided above.

Directors’ Split Dollar Agreements

On August 24, 2000, in order to help finance the interest to be paid on the directors’ deferred compensation, we entered into separate Split Dollar Agreements with certain directors. The purpose of the Split Dollar Agreements was to encourage each director to remain in service to the Company.

Under the Split Dollar Agreements, the Company owns an insurance policy on each director’s life and maintains all ownership rights in such policy, except for those rights specifically granted to the director. All premiums due on the insurance policy are paid by the Company. We agreed to pay each director a portion of the death benefits under his policy. Upon the director’s death, we will be the direct beneficiary of insurance proceeds equal to the greater of (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by the Company, less any outstanding indebtedness owed to the insurer; and (c) the total death proceeds less the “split dollar amount.” The “split dollar amount” means $100,000 increased by 4% on each successive yearly anniversary of each Split Dollar Agreement until the director’s termination of service. Any remaining insurance proceeds pass to the director’s designated beneficiary.

If a director’s service terminates prior to the date he reaches 72, other than following a change in control or on account of disability (as those events are defined in the Split Dollar Agreements), then the director will have no rights in the insurance policy. “Change of control” is defined as the acquisition by one person or entity of an aggregate of 50% or more of our outstanding voting common stock. If a director’s service terminates after he reaches age 72, we must maintain the insurance policy in full force and cannot amend or limit the director’s interest in it. We may, however, replace the insurance policy with a comparable one to cover the benefit provided under the Split Dollar Agreement.

The Company cannot sell, surrender or transfer ownership of an insurance policy while a Split Dollar Agreement is in effect without first giving the director the option to purchase the policy for a period of 60 days from written notice of our intention. In such event, the purchase price will be equal to the greater of the policy’s cash surrender value or the premiums paid (less any outstanding indebtedness owed to the insurer).

Income is imputed to the directors as required under applicable tax laws. The Company pays the directors an amount sufficient to cover any federal or state taxes payable that are attributable to the imputed income.

The Split Dollar Agreements may be terminated only by a written agreement signed by the director and the Company. However, termination will automatically occur upon a director’s termination of service prior to reaching the age of 72, other than following a change of control or a period of disability.

The following individuals are included in the plan:

	Initial Split Dollar Death Benefit	Projected Post- Retirement Death Benefit
Walter M. Burch	$100,000	$173,168
Gary Griffin	100,000	277,247
Harold K. James	100,000	246,472
Paul D. Lister	100,000	194,790
David M. Rogers	100,000	288,337
C. Don Wall	100,000	180,094

Option Grants Pursuant to Greer State Bank Directors Incentive Plan

On June 26, 1996, we adopted a Directors Incentive Plan to encourage ownership of our Common Stock by our Board members who are not employees of the Company. We refer to these directors as the “Outside Directors.” Directors who were also Company employees were not allowed to participate.

The Directors Incentive Plan provided for the grant of non-qualified options to purchase shares of our common stock. The initial amount of shares we were required to reserve for distribution was 45,000, subject to adjustment. In 2006, the maximum number was 52,745 shares of common stock. Beginning with the date of adjournment of the 1996 annual meeting and continuing yearly during the term of the Directors Incentive Plan, for every year where our return on average equity was 12% or more, each Outside Director was granted an option to purchase 1,500 shares of common stock (subject to adjustment due to certain recapitalizations or reorganizations). No Outside Director could be granted options to purchase in excess of 15,000 shares. The option price was the fair market value of the shares of common stock subject to the option on the option’s grant date. Each option terminates ten years after its grant date (to the extent not exercised) unless earlier terminated due to termination of service as an Outside Director or death. Each option became exercisable six months and one day following its grant date.

The Directors Incentive Plan provided that no options could be granted after ten years following its effective date. The last options were granted on April 26, 2006 at an exercise price of $25.50. The plan has now expired.

EXECUTIVE OFFICERS

The following persons are our executive officers:

Name	Age	Title	Officer Since
Kenneth M. Harper	43	President & CEO of Greer Bancshares and the Bank	2004
J. Richard Medlock, Jr.	51	EVP & Chief Financial Officer of Greer Bancshares and the Bank	1988
Victor K. Grout	51	EVP & Commercial Banking Manager of the Bank	2005

Business Experience of Executive Officers

Mr. Harper was elected Chief Executive Officer of Greer Bancshares and the Bank effective February 1, 2008, upon the retirement of Dennis Hennett. Previously, he had served as President of the Bank since July 2004 and President of Greer Bancshares since January 2005. From 1995 until joining Greer State Bank, he served as a commercial lending officer, commercial banking manager, and executive vice president and market president at Carolina First Bank in Greenville, SC. Mr. Harper has served on the Company’s Board of Directors since July of 2004.

Mr. Medlock is an Executive Vice President and the Chief Financial Officer of the Bank and Greer Bancshares. He has been with the Company since 1988. From 1992 through December 2004, he was Senior Vice President and Chief Financial Officer of the Company. He was named an Executive Vice President in January 2005.

Mr. Grout is an Executive Vice President and Commercial Banking Manager of the Bank. He was hired by the Bank in 2005, and was Senior Vice President and Commercial Banking Manager until being named an Executive Vice President in January 2007. From 2002 until joining Greer State Bank, he served as area commercial executive at National Bank of South Carolina and as a senior commercial lender at Branch Bank & Trust.

Family and Other Relationships

The only family relationships among executive officers and directors are as follows:

•

David Rogers (director) is married to the sister of Roger Sims’ wife. Mr. Sims, who resigned effective January 24, 2008, headed up the Bank’s Greer Financial Services division and was an executive officer of the Company.

•	Gary M. Griffin is the brother-in-law of William S. Harrill, Jr., a senior vice president of the Bank.

None of the executive officers serve as directors of other for-profit companies.

EXECUTIVE COMPENSATION

Introduction

Throughout this proxy statement, the individual who served as our Chief Executive Officer during fiscal 2007, as well as the other individuals included in the “Summary Compensation Table” below, are referred to as the “named executive officers.” Also, we refer to Greer Bancshares Incorporated as “Greer Bancshares,” its subsidiary, Greer State Bank, as the “Bank,” and to Greer Bancshares and the Bank collectively as “we” or the “Company.”

Compensation/Human Resources Committee

The compensation/human resources committee of our Board of Directors, which we refer to as the “Committee,” is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Committee seeks to insure that the total compensation paid to our executive officers is fair, reasonable and competitive.

In 2007, the Committee was comprised of five directors: Mark S. Ashmore (Chairman), Harold K. James, Paul D. Lister, David M. Rogers and Theron C. Smith, III. We have no written requirement that directors serving on the Committee be “independent.” However, all of the current members of the committee are considered “independent” pursuant to the NASDAQ Rules.

Our Chief Executive Officer typically meets with the Committee. He may present recommendations from executive management, present recommendations regarding employee compensation, and participate in discussions affecting the compensation of all employees except his own. Periodically, our Human Resources Officer, Rick Danner, also meets with the Committee to review employee performance and other personnel issues.

Compensation Consultants

Recognizing the need for independent, professional assistance in matters of executive compensation, the Committee has utilized a number of resources over the past several years. These resources include:

•	J. Timothy O’Rourke

President and CEO

Mathews, Young Management Consulting

Hillsborough, NC 27278

Mr. O’Rourke was retained several years ago to determine marketplace comparables in compensation for executive and senior officers of community banks within South Carolina and the Southeastern banking market.

•	David W. Jones

Principal

Silverton Bank (formerly, the Bankers Bank)

Atlanta, Georgia 30339

We utilized the services of Silverton Bank for the purpose of assisting with the design and implementation of our annual incentive compensation plans.

•	Glenn A. Blackwood

Managing Consultant

Clark Consulting

Wellington, Florida 33414

We utilized the services of Clark Consulting for periodic review of the appropriateness and ratings of insurance carriers/providers within our bank-owned life insurance or “BOLI” portfolio, to make periodic enhancements and/or additions to our BOLI portfolio, to assist with amendments to the Directors’ Deferred Compensation Plan, and to assist with development of salary continuation plans.

The Committee has used several salary survey resources to help it in formulating compensation practices. These included:

•	South Carolina Bankers Association

Annual Salary Survey

Columbia, SC

We participate in and subscribe to the SCBA Annual Salary Survey performed by Mathews, Young Management Consulting. The survey compiles salary and benefits data from the entire state of South Carolina and for virtually every job position within the banking industry, including exempt and non-exempt positions.

•	SNL Financial

SNL Executive Compensation Review

Charlottesville, Virginia 22902

Each year we purchase the SNL Executive Compensation Review for Banks and Thrifts with assets of less than $500 million published by SNL Financial. All the compensation data contained in this publication has been collected from proxy statements, offering circulars, and SEC filings in which public companies are required to report all compensation paid to each chief executive officer as well as up to the four highest compensated executive officers earning more than $100,000. Directors’ fees and other compensation and benefits offered are also reported in this publication.

Role of Executives in Establishing Compensation

The Committee typically meets in November of each year to receive information and recommendations from our Chief Executive Officer, our President and our Human Resources Officer regarding performance and compensation issues. At this meeting, the Committee:

•	reviews our year-to-date financial performance relative to our budgeted goals for the year;

•	receives updates on employee performance and recommendations, if any, for promotions;

•	receives recommendations for annual percentage payroll increases; and

•	receives tentative recommendations for annual incentive compensation awards, if any, based on our financial performance and an officer’s individual performance year-to-date.

Final incentive compensation awards are then determined in January of the following year when the Company’s financial performance for the previous year is determinable.

Our Chief Executive Officer and President typically attend meetings of the Committee, where they routinely present data and make recommendations on compensation matters affecting directors and employees. However, they do not participate in meetings or make any recommendations regarding their own compensation.

Our Human Resources Officer is responsible for implementation of the Company’s salary administration program. He conducts an annual personnel audit of each department and makes sure job descriptions are kept current, including those of the named executive officers, and that such descriptions accurately describe what employees are actually doing on the job. The Human Resources Officer also makes initial recommendations to the Committee as to which salary grades should be assigned to various positions. The Human Resources Officer supports the Committee administratively. He also participates in salary surveys on behalf of the Company and is responsible for obtaining compensation survey information for our use in setting employee compensation.

Committee Activity

During 2007, the Committee met four times. The Committee also met in January 2008 to consider and finalize 2007 incentive compensation. Among other things, the Committee:

•	approved corporate-wide target goals which were incorporated into specific individual incentive plans pursuant to our incentive compensation plan;

•	considered corporate and individual performance under the incentive compensation plan, and made no awards under the plan;

•	approved bonus payments for 2007;

•	approved granting of stock options to certain employees other than the named executive officers;

•	approved the promotion of certain executive employees;

•	approved the 2008 target incentive goals and annual incentive compensation for the Chief Executive Officer and other officers;

•	approved an average cost of living increase for employees for 2007; and

•	received other miscellaneous reports.

Objectives and Design of Compensation Programs

Compensation Philosophy

Our compensation philosophy has been designed with the following general principles in mind:

•	Recruitment: We seek to provide compensation that attracts well-qualified banking professionals in an increasingly competitive environment.

•	Retention: We seek to provide compensation that is appropriate and structured to retain well-qualified banking professionals. Our compensation practices also seek to provide for career progression.

•	Reward: We seek to provide compensation that motivates employees to perform well and that offers incentives for excellent performance.

•

Interest of Shareholders: We seek to provide compensation that will align the named executive officers’ interests with the long-term interest of the shareholders. We believe that a portion of the named executive officers’ total compensation should be equity-based, serving to align named executive officer and shareholder interests and provide proper motivation for enhancing shareholder value.

•

Retirement: We seek to provide benefits that will aid eligible employees upon retirement. In addition, the Company, on occasion, has provided additional retirement benefits for key senior officers who have longer terms of service.

•

Market Reality: The banking industry is a competitive industry when it comes to the recruiting and retention of well-qualified banking professionals. In the end, the marketplace often dictates the compensation and benefits that are necessary to retain and properly reward a talented professional.

Primary Objectives and Design of Compensation Program

Our compensation program for executive officers is intended to achieve those broad objectives discussed under “Compensation Philosophy” above. More specifically, our executive compensation program has been designed to achieve three primary objectives: (1) to reward current corporate and individual performance through salary increases and opportunities for cash incentive bonuses; (2) to reward long-term corporate individual performance by granting executives stock options, restricted stock (in limited cases) and stock appreciation rights; and (3) to provide retirement benefits commensurate with our competitors in the form of our salary continuation plan, 401(k) plan and deferred compensation plan. The amounts and types of compensation paid in 2007, as described in detail below beginning with the “Summary Compensation Table,” fit into our overall compensation objectives by achieving these three primary objectives.

We do not target any specific relation between an executive’s cash and non-cash compensation. However, we believe executives should have the potential to earn a substantial portion of their total compensation from equity compensation. Our executive compensation program focuses our executive officers on enhancing shareholder value through their successful long-term strategic management. In addition to our incentive cash bonus program, we do this by providing executive officers with ownership interests in our Company in the form of stock options, and on a more limited basis restricted stock. Since the ultimate value of the stock made available through these awards depends on the Company’s success, these equity awards provide executive officers continuing incentives to increase shareholder value after the award is granted. Restricted stock provides compensation to the executive if the Company’s stock maintains its value, and increased compensation if the value of the Company’s stock increases. By contrast, an executive obtains compensation from stock options only if the value of our stock increases from the date of grant.

Our equity compensation awards are also structured to retain our executives. Stock options typically vest over five years, though the Board has, at times, approved other vesting schedules.

In 2004, we entered into a Stock Appreciation Rights Agreement with our former Chief Executive Officer, R. Dennis Hennett. The agreement does not entail the granting of any shares of common stock or other equity interest to Mr. Hennett and is treated as a liability plan. However, like stock options and restricted stock, benefits are tied to the performance of the Company. As described in more detail below under “Other Compensation Plans—Stock Appreciation Rights Agreement,” compensation under the Stock Appreciation

Rights Agreement was based upon increases in the book value of the Company (as defined in the Stock Appreciation Rights Agreement) and the meeting of a minimum target return on equity rate of 12 percent.

Each of our named executive officer’s total compensation packages further includes benefits under our salary continuation plan, and for certain named executive officers who also serve as directors, our deferred compensation plan. These plans supplement the benefits available under our broad-based 401(k) plan, and foster the retention and stability of our executive management team. Generally, benefits under the salary continuation plan vest over ten years. The deferred compensation plan allows participation by directors after 30 days service on the Board, and participation terminates when the director ceases to serve as director for any reason. Upon a termination for cause, named executives participating in the salary continuation plan will receive no benefits.

In addition to our retirement plans, we provide change-in-control severance benefits and protections under the various plan agreements which we have entered into with our directors, as well as our executive and certain other officers. These change-in-control provisions generally require that two events occur prior to these provisions becoming applicable (i.e., they are “double trigger” provisions): an event effecting a change-in-control, and termination of the director or officer. These change-in-control provisions are discussed in the following sections: “Compensation of Directors—Directors’ Deferred Compensation Plan,” and “—Directors’ Split Dollar Agreements,” “Other Compensation Plans—Stock Appreciation Rights Agreement,” “—Retirement Plans—Salary Continuation Agreements,” and “Employment Agreements with Our Executive Officers—Employment Agreement with Kenneth M. Harper.”

We entered into employment agreements with two of our named executive officers: R. Dennis Hennett, our former Chief Executive Officer, and Kenneth M. Harper, our current Chief Executive Officer. These agreements generally provided that Mr. Hennett served and Mr. Harper serves as “at-will” employees of the Company who could be terminated in the Company’s discretion for any reason or for no reason. The details of these employment agreements are discussed below in “Employment Agreements with our Executive Officers.”

Determination of Specific Compensation

The Committee, in implementing our compensation program, must determine the level and composition of compensation for our named executive officers. The factors it considers include, but are not limited to, the following: (1) the Company’s financial performance as compared to the performance of other comparable financial institutions; (2) the individual named executive officer’s level of responsibility within our organization; and (3) competitive compensation data. In addition, the Committee considers our financial performance for the current year, including the business plan containing the financial performance goals measured primarily in terms of earnings per share, asset and loan growth, asset quality, return on assets and return on shareholders’ equity. The Committee also considers the financial budget for the upcoming year and the Company’s five year strategic plan, as updated. While all of these factors are not specifically weighted in the decision-making process, primary emphasis is placed on the Company’s performance during the previous year as compared to the internally-established goals. Although the Committee reviewed a number of objective factors in setting executive compensation for 2007, the final decision of the Committee was based on a subjective determination.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2007 and 2006. Our “named executive officers” include our Chief Executive Officer during 2007 and our two most highly compensated executives (other than our Chief Executive Officer) at year end 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
R. Dennis Hennett,	2007	209,500	(2)	—		—		164,842	(3)	3,411	(4)	14,916	(5)	392,669
CEO (former)(1)	2006	208,000	(2)	—		—		76,192	(3)	4,180	(4)	19,319	(5)	307,691
Kenneth M. Harper,	2007	194,800	(2)	—				—		509	(4)	22,036	(6)	217,345
Pres. & CEO(1)	2006	183,000	(2)	—		—		45,000	(7)	1,095	(4)	26,356	(6)	255,451
Victor K. Grout,	2007	135,000		1,000	(8)	3,794	(9)	—		—		11,500	(10)	151,294
EVP (Bank)	2006	124,000		—				28,000	(7)	—		33,490	(10)	185,490

[1]

Mr. Hennett retired as CEO of the Company and the Bank effective February 1, 2008, at which time Mr. Harper (who had served as President of the Company and the Bank during 2006 and 2007) became CEO of the Company and the Bank.

[2]

Includes directors’ fees paid to each of Mr. Hennett and Mr. Harper of $14,800 in 2007 and $18,000 in 2006. Also includes amounts deferred under the Directors’ Deferred Compensation Plan of $5,250 in 2007 and $18,000 in 2006 by Mr. Hennett, and $14,800 in 2007 and $18,000 in 2006 by Mr. Harper.

[3]

This amount represents: (i) in 2007, the accrual under the Stock Appreciation Rights Agreement; and (ii) in 2006, the accrual of $31,192 under the Stock Appreciation Rights Agreement for Mr. Hennett, and a cash payment of $45,000 earned under the Company’s Incentive Compensation Plan.

[4]

Represents above market earnings on the deferred compensation balances of director fees pursuant to our Directors’ Deferred Compensation Plan. Above-market earnings represent interest earned on the deferred balance exceeding 120% of the applicable federal long-term rate, with annual compounding, as prescribed under section 1274(d) of the Internal Revenue Code.

[5]	Includes a car allowance, 401(k) employer match and premium for disability insurance for Mr. Hennett of $7,200, $8,648 and $2,668 in 2007 and $7,200, $9,451 and $2,668 for 2006, respectively.
[6]	Includes a car allowance, 401(k) plan employer match, country club dues and cell phone payments of $12,000, $9,216, $5,100 and $900 in 2007 and $12,000, $8,536, $4,920 and $900 in 2006.

[7]	The amount disclosed represents a cash incentive payment based on attainment of goals under the Company’s Incentive Compensation Plan.
[8]	Represents a discretionary bonus paid to Mr. Grout, based on his job performance in 2007.
[9]

Reflects the dollar amount recognized for financial statement reporting purposes in 2007 for options granted, based on assumptions disclosed in Note 12, “Benefits Plans,” to our audited consolidated financial statements dated December 31, 2007.

[10]

Includes country club dues of $5,100 and 401(k) plan employer matches of $6,400 for Mr. Grout in 2007, and country club initiation fees and dues of $18,230, moving expenses of $13,000 and 401(k) plan match of $2,260 in 2006.

In the “Summary Compensation Table,” non-equity incentive plan compensation for Mr. Hennett reflects earnings under a Stock Appreciation Rights Agreement initiated in January 2004. The agreement, which rewards Mr. Hennett for increases in our book value and return on equity, is described in more detail under “Other Compensation Plans—Stock Appreciation Rights Agreement.” Otherwise, non-equity incentive plan compensation in the “Summary Compensation Table” reflects awards to Messrs. Hennett, Harper and Grout of cash-based performance awards under our Incentive Compensation Plan. The details and operation of this plan are discussed below under “Performance Based Incentive Compensation.” This plan awards our named executive officers for the attainment of certain financial and other goals. The plan replaces for the most part the granting of discretionary bonuses to our named executive officers.

Following Mr. Hennett reaching age 65 on August 3, 2007, he was paid his initial payment under the Directors’ Deferred Compensation Plan in October 2007. Such payment totaled $6,179. Mr. Hennett’s participation in and benefits under the plan are described in more detail below under “—Retirement Plans—Non-Qualified Deferred Compensation.” The Directors’ Deferred Compensation Plan is described under “Governance of the Company—Compensation of Directors.”

Mr. Grout was granted an option under our 2005 Equity Incentive Plan to purchase 9,000 shares of Company stock at $21.75 per share, the market value of the shares on April 4, 2007, the date of the grant. No other stock options were granted nor any other equity awards made to our named executive officers during 2007.

We have entered into employment agreements with Mr. Hennett and Mr. Harper. These provide generally for the employment by the Company of these executives, as well as certain benefits. These are discussed in more detail below under “Employment Agreements with our Executive Officers.” We have no other employment agreements with our executive officers.

Performance-based Incentive Compensation

In February 2006, the Committee approved an Incentive Compensation Plan that provides cash-based incentive compensation for senior management, including the named executive officers. The plan also encompasses departmental managers and line production personnel, including branch managers, consumer lenders, and commercial lenders. The plan establishes payout target levels for different levels of employees, assuming that the approved, budgeted financial targets are achieved for the year. If the budgeted goals are not reached, incentive compensation is appropriately prorated.

For 2006, the following target goals and objectives for the Company were established by the Committee:

Earnings per share:	$1.26
Net Income:	$3,200,000
Net Asset Growth:	Reaching $352,000,000
Return on Average Equity:	14.50%

Pursuant to the Incentive Compensation Plan, goals for participants in the plan are established by participants’ managers and are approved by the President or Chief Executive Officer. The primary goals for each of the named executive officers were approved by the Committee. Individual goals were aligned with overall corporate strategies. Individual goals were weighted heavily (approximately 65%) for all of the participating named executive officers toward achievement of the financial performance goals described above. Subjective criteria constituted a lesser amount (approximately 35%) of the individual’s goals. These subjective criteria included maintenance of a satisfactory credit rating and overall management effectiveness.

Incentive compensation performance payments were approved based upon actual Company performance related to target goals, with additional consideration given to the degree of management effectiveness. Compared to the plan’s targets, actual net income for 2006 totaled $3,152,806, or 98.5% of the total. Earnings per share and return on equity were $1.28 and 14.90%, respectively, both in excess of targeted levels. Total assets grew to $359,652,000 at December 31, 2006, compared to the goal of $352,000,000.

Incentive compensation payments were based upon comparison of actual Company performance to established threshold, target and stretch levels of achievement. Performance payments were made according to individual and team contribution achievement, and were based upon a percentage of base compensation. For 2006, incentive compensation payouts were approved by the Committee at the following levels:

Participant	Base 2006 Compensation	2006 Incentive Payment	Payout Percentage
R. Dennis Hennett, CEO	$190,000	$45,000	23.6%
Kenneth M. Harper, Pres.	$165,000	$45,000	27.3%
Victor K. Grout, EVP	$124,000	$28,000	22.5%

For 2007, the following target goals and objectives for the Company were established by the Committee:

Earnings per share:	$1.40
Net Income:	$3,500,000
Net Asset Growth:	Reaching $394,652,000
Return on Average Equity:	14.65%

Compared to the plan’s targets, actual net income for 2007 totaled $2,605,625, or 74.4% of the total. Earnings per share and return on average equity were $1.05 and 11.13%, respectively. Total assets grew to $389,705,362 at December 31, 2007, compared to the goal of $394,652,000. Accordingly, no awards were made under the Incentive Compensation Plan to named executive officers for 2007.

Stock Options

The following table presents information regarding stock options previously granted to our named executive officers and outstanding at December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($) (1)	Option Expiration Date
R. Dennis Hennett	1,200	(2)	—		9.58	06/02/2008	(2)
	15,000	(3)	—		27.50	11/17/2015	(3)
Kenneth M. Harper	30,000		20,000	(4)	15.50	09/23/2014
	1,000		—		27.50	11/17/2015
Victor K. Grout	2,000		3,000	(5)	25.00	07/11/2015
	—		9,000	(6)	21.75	04/04/2017

[1]	Exercise prices presented have been adjusted as applicable to reflect stock splits occurring subsequent to the date of grant.
[2]	Stock options expired upon Mr. Hennett’s retirement on February 1, 2008. Mr. Hennett exercised for 1,200 shares on January 31, 2008.
[3]	These options expire on March 31, 2008, 60 days after Mr. Hennett’s retirement.
[4]	Right to acquire shares under stock option vests 10,000 shares on September 23, 2008 and 2009.
[5]	Right to acquire shares under stock option vests 1,000 shares per year for the remaining three years that began July 11, 2007.
[6]	Right to acquire shares under stock option vests 1,800 shares per year for five years beginning April 4, 2008.

Other Compensation Plans

Stock Appreciation Rights Agreement

On July 13, 2004, we entered into a Stock Appreciation Rights Agreement with R. Dennis Hennett, which we refer to as the “SAR.” Under the SAR, Mr. Hennett was granted certain rights to participate in the increase in the book value of our common stock. The SAR had an effective date of January 1, 2004.

The SAR provides that we establish a Stock Appreciation Rights Account (the “Account”) on our books. The Account is not and will not be funded by the Company, and is used only as a measuring tool to determine the benefits to which Mr. Hennett is entitled. Neither the SAR nor the Account involves the purchase, sale or issuance of any stock or any rights with respect to stock and is treated as a liability plan. All benefits payable to Mr. Hennett will be paid by the Company in cash. The benefits are calculated based upon the number of shares of “Phantom Stock” credited to the Account. Phantom Stock represents a hypothetical number of shares of our common stock awarded to Mr. Hennett and credited to the Account. The number of shares of Phantom Stock credited to the Account is tied to the appreciation in the book value of our common stock.

The Account was credited with an initial award of 19,750 shares of Phantom Stock, as adjusted for the three-to-two stock split on March 1, 2004. The shares of Phantom Stock credited to the Account as of January 1, 2004 were given an initial price per share of $7.68, also as adjusted for the March stock split.

So long as Mr. Hennett remained employed with us and we achieved a minimum of 12% return on equity for the immediately preceding year, additional shares of Phantom Stock were credited to the Account, all adjusted for the March stock split, of 19,750 shares each year from January 1, 2005 through January 1, 2008. No Phantom Stock credits to the Account were made for a year if the return on equity threshold was not reached. No credits were made to the account for 2007. No Phantom Stock credits will be made to the Account after January 1, 2008.

On December 31st of each year, and prior to payment of any benefits, the value of the Account was determined by totaling the value of all shares of Phantom Stock credited to the Account. The value of each share of Phantom Stock was the amount (if any) by which the current price per share exceeded such share of the Phantom Stock’s initial price per share. The initial price per share was defined as the book value per share on the first day of the year for which a Phantom Stock award was credited to the Account (with the exception of the initial award, which was given an initial price per share of $7.68). The current price per share was defined as the book value per share at the date of valuation. Book value per share was defined as the total shareholders’ equity as it appears on our consolidated balance sheet (excluding unrealized gains or losses in our investment portfolio) plus the cumulative cash dividends paid to shareholders after the effective date of the SAR, divided by the total number of shares of our common stock. The current price per share could never be less than the initial price per share.

Lifetime Benefits

Upon Mr. Hennett’s retirement on January 31, 2008, the benefit payable to Mr. Hennett was the value of the Account determined as of that date, or $224,563. This benefit is payable in 180 equal consecutive monthly installments of $2,006.73, including interest at an annual rate of 7%, compounded monthly. The payments commenced on February 1, 2008.

Death Benefits

If Mr. Hennett dies after payments have commenced under the SAR but before all payments have been received, we will pay the remaining benefits to his beneficiary at the same time and in the same amounts as they would have been paid had he survived.

Other Provisions

The SAR contains a covenant providing that Mr. Hennett will not compete with us while he is receiving any benefit under the SAR. If Mr. Hennett violates the covenant, he will forfeit all benefits.

The SAR is an unfunded arrangement, and Mr. Hennett and any beneficiary are general unsecured creditors of the Company for payment of benefits. Any insurance on Mr. Hennett’s life that we may obtain in connection with the SAR is a general asset of the Company to which Mr. Hennett and any beneficiary will have no preferred or secured claim.

2005 Equity Incentive Plan

On September 23, 2004, our Board of Directors approved the Greer State Bank 2005 Equity Incentive Plan, which we refer to as the “Equity Incentive Plan.” The terms of the Equity Incentive Plan were presented to and approved by our shareholders at our annual meeting of shareholders in April 2005. It was established to help recruit and retain officers, directors, and employees by allowing them to benefit from increases in the value of our common stock. The Board has the authority to determine which persons eligible under the Equity Incentive Plan receive stock awards, as well as the number and type of such awards. Options granted may be subject to such terms, conditions, or vesting periods as the Board deems appropriate.

The common stock that may be issued pursuant to stock awards under the Equity Incentive Plan was initially limited to 250,000 (subject to adjustment due to certain recapitalizations, dissolution, liquidation, or other corporate events), but that number is subject to an automatic annual increase. Beginning with our 2006 annual meeting of stockholders and continuing for the next eight annual meetings, the number of shares available for issuance will be automatically increased by a number of shares equal to the least of (a) 2% of the diluted shares outstanding, (b) 20,000 shares of common stock, and (c) such lesser number of shares as determined by the Board. “Diluted shares outstanding” means the sum of (i) the number of shares of our common stock outstanding on the date of the particular annual meeting, (ii) the number of shares issuable on such date assuming the conversion of all outstanding preferred stock and convertible notes, and (iii) the additional number of dilutive common stock equivalent shares outstanding as the result of any options or warrants outstanding during the fiscal year, calculated using the treasury stock method.

Incentive stock options may be granted only to Company employees, while option awards other than incentive stock options (i.e., nonstatutory options) may be made to employees, directors, and certain consultants. Any 10% stockholder cannot receive an incentive stock option unless its exercise price is at least 110% of the fair market value of the common stock subject to the option on the date of the grant, and unless the option is limited to an exercise date of five years after the date of grant. No employee can receive options covering more than 100,000 shares of common stock during any calendar year. Moreover, consultants are not eligible to receive a grant unless the Bank has complied with certain provisions of applicable securities laws.

Generally, incentive stock options may not be exercised more than ten years after the date of grant. The exercise price for a stock option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of the grant (unless the option was assuming or being substituted for another previously granted option). Other than in connection with a corporate recapitalization, the option price may not be reduced after the date of the grant. Further, to the extent that the aggregate fair market value (determined at the time of grant) of common stock with respect to which incentive stock options are exercisable for the first time by any option holder during any calendar year exceeds $100,000, the options (or portions thereof) which exceed such limit will be treated as nonstatutory stock options.

If the employment of an option holder terminates other than because of death or disability, he or she may exercise any outstanding option (to the extent entitled to exercise the option as of the date of termination) only until the earlier of three months after termination or expiration of the option. If an option holder’s employment terminates because of disability, he or she may exercise any outstanding option (to the extent entitled to exercise the option as of the date of termination) only until the earlier of twelve months after termination or expiration of the option. If an option holder’s employment terminates because of death or if the holder dies while holding a right to exercise an option, his or her estate may exercise the outstanding option (to the extent entitled to exercise the option as of the date of death) only until the earlier of eighteen months after the date of death or expiration of the option. In each case, if the option holder or the option holder’s estate does not exercise the option within the applicable period, the option will terminate.

The Board may suspend or terminate the Equity Incentive Plan at any time. Unless sooner terminated, the Equity Incentive Plan will terminate on September 22, 2014.

Retirement Plans

Salary Continuation Agreements

Since 1997, we have entered into a number of Salary Continuation Agreements with executives. The purpose of the agreements is to provide retirement benefits in addition to participation in our 401(k) plans and to encourage the employees to remain with us, as the executives are members of management who contribute materially to our continued growth, development and future business success. Among the named executives with whom we have entered into Salary Continuation Agreements are R. Dennis Hennett and Kenneth M. Harper. Executive officers participating in this plan will receive monthly benefits for 180 consecutive calendar months. The benefit begins the first month following the executive’s termination of employment after his “normal retirement date.” “Normal retirement date” is defined as being the date upon which the executive attains 65 years of age. Payments due under the Plan are substantially offset by income from whole life policies owned by the Company.

Mr. Hennett’s Salary Continuation Agreement

Following Mr. Hennett’s retirement on January 31, 2008, he became entitled to a monthly payment of $3,333.33 which will continue for 180 consecutive calendar months. This is the benefit under his Salary Continuation Agreement.

If Mr. Hennett were to die before receipt of all of his life time benefit payments, then we will pay the remaining benefits to his beneficiary at the time and in the same amounts that the benefit would have been paid to Mr. Hennett had he survived.

Mr. Hennett’s Salary Continuation Agreement is an unfunded arrangement, and he is a general unsecured creditor of the Company with respect to the payment of benefits. We have procured life insurance in order to offset required payments under the Agreement. Any insurance on Mr. Hennett’s life that we obtained in connection with his Salary Continuation Agreement are general assets of the Company to which he and his beneficiaries have no preferred or secured claim.

Mr. Harper’s Salary Continuation Plan

If Mr. Harper’s employment terminates on or after he reaches age 65, for any reason other than death, then he will be entitled to $50,000.00 annually, paid in equal monthly installments following such termination, for a period of 15 years. This benefit is considered Mr. Harper’s normal retirement benefit.

If Mr. Harper’s employment terminates before he reaches age 65, for reasons other than death, disability, termination for cause, or following a change in control (as defined above), we will pay an early retirement benefit. The benefit would be calculated as the amount set forth in a vesting schedule for the plan year (defined as the twelve-month period beginning on November 1 and ending October 31), where Mr. Harper becomes 10% vested in the total benefit for each plan year until he becomes 100% vested. We will pay the calculated benefit in 180 equal consecutive monthly installments, beginning on the first day of the month after Mr. Harper reaches age 65.

If Mr. Harper’s employment terminates because of disability before he reaches age 65, we will pay the amount set forth in the vesting schedule for the plan year during which termination occurs. We will pay the benefit in 180 equal consecutive monthly installments, beginning on the first day of the month following termination.

If Mr. Harper’s employment terminates following a change in control, we will pay the benefit determined by vesting him in 100% of the normal retirement benefit described above. We will pay the benefit in a lump sum present value payment based on the discount rate then in effect within 60 days following termination.

Death Benefits of Kenneth M. Harper

If Mr. Harper dies while employed with the Company, but before he has exercised any of the lifetime benefits set forth above, then we will pay a benefit calculated based on either the accrual balance (for the first ten years of service) or the normal retirement benefit (after completion of ten years of service). “Accrual balance” is a defined term in Mr. Harper’s Salary Continuation Agreement. We will pay the benefit in 180 equal consecutive monthly installments, beginning 30 days after the date of death.

If Mr. Harper dies after he has begun receiving the lifetime benefit payments described above (but before he has received all such payments), then we will pay the remaining benefits to his beneficiary at the same time and in the same amounts that the benefit would have been paid to Mr. Harper had he survived.

If Mr. Harper dies after termination of his employment, but prior to commencement of benefit payments, then we will pay the same benefit payments to his beneficiary to which he would have been entitled, except that the payments will commence within 30 days after the date of death.

Other Provisions

If we terminate employment for gross negligence or gross neglect of duties prior to a change of control; conviction of a felony; or fraud, disloyalty, or willful violation of any law or material Company policy, then no payments or benefits under the Salary Continuation Agreements will be due. No payments or benefits will be due if the employee makes any material misstatement of fact on any application for life insurance we purchase in connection with the Salary Continuation Agreements.

Mr. Harper’s agreement contains covenants providing that Mr. Harper will not compete with us while employed or while he is receiving any benefit under his Salary Continuation Agreement. If he violates the covenant, all benefits are forfeited.

If Mr. Harper’s Salary Continuation Agreement is terminated prior to a change in control, then we will pay his early retirement benefit described above in a lump sum within 60 days following termination. If Mr. Harper’s Salary Continuation Agreement is terminated after a change in control, then we will pay the change in control benefits described above within 60 days following termination.

Mr. Harper’s Salary Continuation Agreement is an unfunded arrangement, and Mr. Harper and any beneficiaries are general unsecured creditors of the Company for payment of benefits.

401(k) Plan

Greer State Bank also maintains a defined contribution 401(k) plan for eligible employees of the Company. The 401(k) plan was adopted in 1992. Employees are eligible to participate in the plan upon attaining age 21 and completing 90 days of service. Eligible employees may contribute up to fifteen percent of their pay into the plan on a pre-tax basis. Highly compensated employees, including the named executive officers, are limited to contributing no more than six percent of their pay up to statutory limits ($15,500 in 2007), but subject to future cost of living increases. The Bank matches the employee’s contributions on a dollar for dollar basis for the first three percent of pay the employee contributes, and fifty cents on the dollar for the next two percent of pay the employee contributes. A six year vesting schedule applies to matching contributions. However, the Board decides each year whether to apply the “safe harbor” provision, through which immediate vesting occurs. Employees who are age 50 or older by the last day of the year may contribute an additional $5,000 (subject to future cost of living increases) to the plan if they first contribute the maximum allowed. All contributions to the plan must pass various discrimination tests.

Non-qualified Deferred Compensation

As described above under “Compensation of Directors—Directors’ Deferred Compensation Plan,” our directors may participate in our Directors’ Deferred Compensation Plan established in 1995. As directors, Mr. Hennett and Mr. Harper may participate in the plan. Under the plan, participants may defer the payment of Board fees and earn interest at a rate equal to the Company’s return on average equity (with a minimum interest rate of five percent and a maximum of ten percent for Tier I deferrals, and the prime interest rate minus three percent for Tier II deferrals.) Except for certain extraordinary events, payments of the deferred amounts and earnings will be made upon a participant reaching age 65. Accordingly, the purpose of providing the deferred compensation benefit to certain of our executive officers is to retain the continued service of these officers, and grant them a tax effective retirement benefit.

Upon Mr. Hennett reaching age 65 on August 3, 2007, he began to receive the pay out as allowed by the plan. The plan provides several methods of payment from which participants can choose, and Mr. Hennett elected to receive payments over fifteen years. Based on the calculation stipulated in the plan, we paid Mr. Hennett $6,179 in October 2007, after he reached age 65. We will continue to make annual payments to Mr. Hennett through August 2021 in amounts determined by the plan.

Perquisites and Other Personal Benefits

Perquisites. We provide our executives with certain perquisites that the Committee believes are reasonably consistent with our overall compensation program and are attractive components of the total pay package in hiring and retaining executives in key positions. Many, if not all, of these benefits, such as automobile expenses, are related to the performance by the named executive officer of his duties. The Committee periodically reviews the level of perquisites provided to the named executive officers. These perquisites are described in the footnotes to the “Summary Compensation Table.”

Other Personal Benefits. The Bank provides a death benefit of $35,000 on life insurance to Mr. Grout.

Employment Agreements With Our Executive Officers

Employment Agreement with R. Dennis Hennett

On January 2, 1989, we entered into an agreement with R. Dennis Hennett, our former Chief Executive Officer, to establish the terms of his employment, which we refer to as the “Hennett Employment Agreement.” At the time, Mr. Hennett was employed as the Company’s President. On July of 2004, Mr. Hennett ceased acting as President and became the Company’s Chief Executive Officer. Other than this change in position, his terms of employment have remained the same until his retirement on February 1, 2008.

In exchange for Mr. Hennett’s services and best efforts on our behalf, we agreed to provide him the following compensation and fringe benefits:

•	A base salary, payable in monthly installments, which amount may be increased from time to time by written agreement;

•	An annual bonus of between 0% and 50% of base salary, as our Board of Directors, in its sole discretion, deems appropriate;

•	A private disability insurance policy;

•	Medical insurance under a group medical plan;

•	Term life insurance equal to two times base salary;

•	An option to purchase 10,000 shares of our common stock pursuant to the terms and provisions of the Company’s Employee Incentive Stock Option Plan adopted October 27, 1988;

•	A monthly allowance for the use of Mr. Hennett’s automobile for business purposes;

•	Payment of costs and fees associated with Mr. Hennett’s membership in local civic clubs, as well as membership in certain professional and/or banking associations as approved by the Company; and

•	Three weeks of paid time off each year for vacation or illness.

Information on the specific amounts of compensation paid to Mr. Hennett during 2007 and 2006 is available in the “Summary Compensation Table.”

Mr. Hennett was an “at will” employee, serving at the sole pleasure of our Board of Directors. Our Board had the absolute right to terminate Mr. Hennett’s employment at any time, for any reason or for no reason, by giving him six (6) months’ prior written notice.

The Hennett Employment Agreement also included a limited covenant not to compete that is to be effective for one year after the termination of Mr. Hennett’s employment. Finally, Mr. Hennett has agreed not to disclose certain confidential information of the Company’s, whether during or after his employment.

Employment Agreement of Kenneth M. Harper

On September 8, 2004, the Bank entered into an agreement, effective July 7, 2004, with Kenneth M. Harper to establish the terms of his employment as the Company’s President. We refer to this agreement as the “Harper Employment Agreement.” In exchange for Mr. Harper’s services and best efforts on our behalf, we agreed to provide him the following compensation and fringe benefits:

•	One-time signing bonus of 200 shares of our common stock;

•	Base salary, payable in monthly installments or more frequently as we may determine, which amount may be increased from time to time by written agreement;

•

Incentive compensation equal to 11% of his base salary from the prior year for each five (5) basis points that our return on average assets (excluding gains or losses in our investment portfolio or sale of assets) exceeds 1.10% for the preceding calendar year, up to a maximum of 33% of his base salary for the prior year (so long as Mr. Harper is employed on the last day of the applicable calendar year);

•	Participation in our group term life insurance program, the health insurance program, the disability insurance program, the qualified retirement plan, and the long-term care plan;

•	Payment of dues at Thornblade Country Club;

•	Automobile allowance;

•	Cell phone allowance;

•	Annual dues for one local civic club mutually agreed upon by the parties;

•	One annual physical examination;

•	Twenty days of paid vacation; and

•	Up to ninety days of paid sick leave.

Information on the specific amounts of compensation paid to Mr. Harper during 2007 and 2006 is available in the “Summary Compensation Table.”

We also agreed to provide Mr. Harper with an option to purchase 50,000 shares of its common stock pursuant to the terms of an applicable incentive stock option plan. We further agreed to enter into a salary continuation agreement.

Mr. Harper’s employment may be terminated either by him or by the Company, for any reason or for no reason, upon 180 days’ prior written notice to the other party. Moreover, we have the right to immediately terminate Mr. Harper’s employment for cause.

If Mr. Harper voluntarily terminates his employment or is terminated without cause within one year of a change of control, he will fully vest in his salary continuation plan. In addition, Mr. Harper will be entitled to receive either a cash payment of 2.999 times his W-2 compensation from the prior year, not to exceed $500,000, or full vesting of his incentive stock options.

Mr. Harper also agreed to limited non-solicitation and non-competition covenants, each of which is to be effective for one (1) year after his termination of employment. Finally, Mr. Harper has agreed not to disclose certain confidential information of the Company, whether during or after his employment.

On February 22, 2007, we amended the terms of the Harper Employment Agreement, with the amendments effective as of January 1, 2005. The purpose of these was to attempt to ensure that payment of compensation to Mr. Harper would not constitute a deferral of compensation that would make the Harper Employment Agreement subject to the provisions of Section 409A of the Internal Revenue Code. The amendments included the following changes:

•	Revision of the time period by which we are required to pay incentive compensation to Mr. Harper from 90 days to 70 days of the end of a qualifying calendar year.

•

Addition of a requirement that any payment made to Mr. Harper resulting from termination within one year of a change of control be made within 40 days of Mr. Harper’s election as to the form of payment.

•

Removal of a limitation on the amount that Mr. Harper may elect to receive as a cash payment upon termination of employment after a change of control. Prior to the amendments, Mr. Harper could elect to receive a cash payment equal to his W-2 compensation for the calendar year immediately prior to his termination of employment, multiplied by 2.999, but such payment could not exceed $500,000, or full vesting of his incentive stock options. The amendments deleted the monetary cap.

Because the Bank’s return on average assets did not exceed the 1.10% benchmark in 2006 or 2007, Mr. Harper would not have been entitled to incentive compensation under the terms of his employment agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 3, 2008 information with respect to the common stock owned beneficially by each of the directors and nominees individually, by the named executive officers, by all directors and executive officers of the Company as a group, and by each person known to us to hold at least 5% of the Company’s common stock. The address of each person or group is 1111 West Poinsett Street, Greer, South Carolina 29650, unless otherwise specified.

Name	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Class (3)
Mark S. Ashmore	6,667		*
Steven M. Bateman	3,100	(4)	*
Walter M. Burch	57,639		2.3%
Raj K. S. Dhillon	1,000		*
Gary M. Griffin	47,889	(5)	1.9%
Kenneth M. Harper	32,800		1.3%
R. Dennis Hennett	20,177		*
Harold K. James	50,998	(6)	2.1%
Paul D. Lister	123,437	(7)	5.0%
David M. Rogers	14,076		*
Theron C. Smith, III	10,620	(8)	*
C. Don Wall	159,182	(9)	6.4%
Victor K. Grout	12,959		*
All Directors/Executive Officers as a Group (14 persons)	557,485		21.5%
*	Less than 1%.

[1]

Under the rules of the Securities Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose of or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our stock beneficially owned, and no such shares are pledged as security.
[2]

Amounts disclosed include shares that may be acquired within the next 60 days by exercising vested stock options, as follows: Mr. Ashmore – 1,500; Mr. Burch – 1,500; Mr. Griffin – 10,500; Mr. Harper – 31,000; Mr. Hennett – 15,000; Mr. James – 12,000; Mr. Lister – 1,500; Mr. Rogers – 6,000; Mr. Smith – 9,000; Mr. Wall – 9,000; and Mr. Grout – 2,000; and all directors and executive officers as a group, 107,826.

[3]

The calculation is based on 2,483,036 shares of common stock, which is the actual number of shares outstanding as of March 3, 2008. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, percentages of total outstanding shares have been computed on the assumption that shares of common stock that can be acquired within 60 days upon the exercise of options by a given person or group are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

[4]	Includes 1,650 shares held by Mr. Bateman’s spouse and 300 shares each held by his two sons.
[5]	Includes 3,021 shares owned by Mr. Griffin’s spouse, 11,894 shares owned by Mr. Griffin’s children and 7,990 shares owned by a trust for which he is custodian.
[6]	Includes 23,380 shares owned by a company in which Mr. James has an ownership interest and 283 shares owned by Mr. James’ spouse.
[7]	Includes 26,440 shares owned by Mr. Lister’s spouse.
[8]	Includes 385 shares owned by Mr. Smith’s son.
[9]	Includes 58,540 shares owned by Mr. Wall’s spouse, 59,866 shares owned by companies of which Mr. Wall is majority owner and 16,000 shares owned by Mr. Wall’s mother, for whom he has power of attorney.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with Related Parties

General

Carter, Smith, Merriam, Rogers & Traxler, P.A. provided professional legal services to the Company in 2006 and 2007. David M. Rogers, a member of the Board of Directors, is an attorney with the Carter, Smith, Merriam, Rogers & Traxler, P.A. law firm. The legal services provided to the Company were at prices and on terms comparable to those provided to the firm’s other clients.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with officers, directors, shareholders, and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. Such loans have not involved more than normal risks of collectability, nor have they presented any other unfavorable features.

Some of the Company’s directors and officers are at present, as in the past, customers of the Bank, and the Company has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers and their affiliates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectability or present other unfavorable features.

Related Party Transactions

Harold James serves as one of our directors. He is also vice president and broker-in-charge of the James Agency, a local insurance and real estate company. As previously disclosed in last year’s proxy statement, in April 2006, his firm served as a broker in a transaction in which the Bank purchased certain real estate for a future location for a new bank facility. The James Agency was retained by Citizens Building & Loan Association to list the property for sale. The Bank purchased the property for $560,000, and the James Agency received a commission from the sale of $44,800. We believe that such commission is customary for comparable transactions in the Greer real estate marketplace.

Mr. Hennett and the Bank entered into an agreement, which became effective following his retirement on February 1, 2008, whereby Mr. Hennett will provide certain consulting services to the Bank. These will include ongoing training and education of directors, assistance with special projects, marketing and community relations. For such services, Mr. Hennett was paid $10,000 upon execution of the agreement, and will be paid $6,250 quarterly over the two year term.

Legal Proceedings

There are no legal proceedings to which any of the Company’s directors or executive officers, or any of their affiliates, is a party that is adverse to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all executive officers and directors have made timely filings of Statements of Beneficial Ownership on Form 3, Form 4 and Form 5 during 2007, except the transactions listed below, for which a Form 4 was not filed within the required two days of the transaction:

(i)	Mr. Grout reported on December 28, 2007 the acquisition of 100 shares on December 24, 2007.
(ii)	Mr. James reported on March 27, 2007 the disposition to a trustee of 1,631 shares on November 20, 2003.
(iii)	Mr. Harper reported on March 14, 2007 the acquisition of 275 shares on December 13, 2006.
(iv)	Mr. Rogers reported on March 14, 2007 the transfer of 201 shares on December 23, 2005.

Transactions (iii) and (iv) were previously disclosed in the Proxy Statement for our 2007 Annual Meeting.

AUDIT INFORMATION

Auditing and Related Fees

The audit committee of the Board engages the registered independent public accounting firm and approves the amount to be paid for audit services, audit-related services, tax services and all other services. The Board approves an annual budget for professional audit fees that includes all fees paid to the registered independent public accounting firm. Dixon Hughes PLLC was auditor of the Company’s financial statements for the years ended December 31, 2007 and 2006. The following table shows the fees paid or accrued for the audit and other services provided by Dixon Hughes PLLC for the fiscal years ended December 31, 2007 and 2006:

	Year Ended December 31, 2007	Year Ended December 31, 2006
Audit Fees	$75,550	$61,800
Audit Related Fees	4,715	3,087
Tax Fees	7,000	3,100
All Other Fees	7,800	7,500

Total	$95,065	$75,487

Audit Fees

This category includes aggregate fees billed and to be billed for professional services rendered by Dixon Hughes PLLC for the audit of the annual consolidated financial statements for the years ended December 31, 2007 and 2006 and for the limited reviews of the quarterly condensed consolidated financial statements included in the periodic reports filed with the SEC during 2007 and 2006.

Audit Related Fees

This category includes aggregate fees billed for audit related services. These services were primarily related to routine accounting consultations rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2007 and 2006.

Tax Fees

This category includes the aggregate fees billed and to be billed for tax services rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2007 and 2006. These services consisted primarily of tax compliance.

All Other Fees

This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2007 and 2006. These other services included assistance provided for documentation of internal controls related to the adoption of Section 404(a) of the Sarbanes-Oxley Act.

Pre-approved Services

The Company’s Audit Committee Charter stipulates that the audit committee will pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations. The audit committee may delegate its authority to pre-approve non-audit services to one or more designated audit committee members. The decisions of the designated member(s) shall be presented to, and ratified by, the full audit committee at the next subsequent meeting. In 2007, all audit related services, tax services and other services were pre-approved by the audit committee.

Auditor Independence

The audit committee of the Board believes that the non-audit services provided by Dixon Hughes PLLC are compatible with maintaining the auditor’s independence. None of the time devoted by Dixon Hughes PLLC on its engagement to audit the Company’s financial statements for the year ended December 31, 2007 is attributable to work performed by persons other than Dixon Hughes PLLC employees.

Attendance of 2007 Auditors at Annual Meeting

A representative of Dixon Hughes PLLC will be present at the Annual Meeting and will have the opportunity to make a statement. Such representative will be available to respond to appropriate questions that shareholders may have.

Selection of 2008 Auditor

As of the date of this proxy statement, the audit committee has not contracted with a CPA firm to perform the 2008 audit of the consolidated financial statements.

Report of the Audit Committee of the Board of Directors

The audit committee of the Board of Directors is responsible for providing independent oversight of the Company’s accounting functions and internal controls. Management is responsible for the Company’s internal controls and financial reporting process. The independent auditor is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public

Company Accounting Oversight Board (United States) and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee has reviewed the audited financial statements for the year ended December 31, 2007 and has discussed the audited financial statements with management. The audit committee has discussed with the Company’s independent auditor, Dixon Hughes PLLC, the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended). The audit committee has received written disclosures and the letter from Dixon Hughes PLLC required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the auditor’s independence), and has discussed with Dixon Hughes PLLC the auditor’s independence. Based on the above, the audit committee recommended to the Board that the audited financial statements be included in Greer Bancshares Incorporated’s Form 10-K for the fiscal year ended December 31, 2007 for the filing with the SEC.

The Audit Committee:

Theron C. Smith, III, Chairman            Mark S. Ashmore            Steven M. Bateman            C. Don Wall

DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS

If shareholders wish a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2009 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the Company no later than November 28, 2008. To ensure prompt receipt by the Company, the proposal should be sent by certified mail, return receipt requested. Proposals must also comply with SEC proxy rules relating to shareholder proposals in order to be included in the Company’s proxy materials.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the Company’s proxy materials, must comply with the following requirements: proposals for director nominations must be delivered to the Company in accordance with the nomination guidelines which are discussed under “Governance of the Company—Committees of the Board.” Other proposals must be delivered between 60 and 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the shareholder notice must be delivered between 60 and 90 days prior to the annual meeting or within 10 days following the day on which public announcement of the date of the meeting is first made.

AVAILABLE FINANCIAL INFORMATION

The Company will provide free of charge to any shareholder of record as of March 14, 2008 and to each person to whom this Proxy Statement is delivered in connection with the Annual Meeting of Shareholders, upon written request of such shareholder or person, a copy of the Company’s Annual Report on Form 10-K, including financial statements and financial statement schedules (but excluding exhibits), filed with the Securities and

Exchange Commission. Any such request should be directed to Greer Bancshares Incorporated, Post Office Box 1029, Greer, South Carolina 29652, Attention: J. Richard Medlock, Jr., Chief Financial Officer.

Other Matters

We do not know of any other matters to be brought before the Annual Meeting of the Shareholders. However, if any other matters do properly come before the Annual Meeting of the Shareholders, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the persons voting the proxies.

By Order of the Board of Directors,

David M. Rogers
Greer, South Carolina	Chairman, Board of Directors
March 28, 2008	Greer Bancshares Incorporated

Annex A

Compensation/Human Resources Committee Charter

I.	Purpose

The Compensation/Human Resources Committee (hereafter “Committee”) is an important Board Committee that will provide oversight and direction in several critical areas that affect Greer Banchsares Incorporated and Greer State Bank (hereafter referred to collectively as the “Company”). The responsibilities of this Committee are more fully set forth below.

II.	Composition

The Committee will be comprised of at least three (3) non-employee directors selected and approved by the Board of Directors. The Board, in its sole discretion, may appoint additional non-employee directors to serve on the Committee. The Board shall select one of the Committee members to serve as Chairperson.

III.	Meetings

This Committee shall meet at least three times each fiscal year and at such other times as it deems necessary to fulfill its responsibilities. Meetings of the Committee may be called by the Chair of the Committee or any two members of the Committee.

A majority of the Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee. The Committee may meet by telephone.

IV.	Powers, Duties, and Responsibilities

This Committee shall have the following powers, duties, and responsibilities:

A.	Personnel Policies

1.	To evaluate and recommend to the Board such policies as it deems appropriate related to Company employees

2.	To periodically review the Employee Handbook and make recommendations to the Board regarding revisions to the Handbook.

B.	Benefits

1.	To periodically review and evaluate the benefits provided to Company employees

2.	To recommend to the Board changes in the benefits provided to Company employees

3.	To engage third party providers, including legal counsel as needed, to advise the Committee and/or to manage the benefits provided to Company employees,

C.	Compensation/Performance of Executive Officers

1.	To recommend to the Board what persons should serve as Executive Officers of the Company

2.	To research, evaluate, and approve compensation to be paid to Executive Officers including, but not limited to, salary, stock options, bonuses, incentive compensation, and other benefits. Compensation for Executive Officers shall be submitted to the Board for ratification. The effective date for stock option grants shall be the date of Board ratification.

3.	To periodically evaluate and review not less frequently than every other year the performance of the Company’s CEO and/or President.

4.	To review and approve the Compensation Discussion and Analysis, Compensation Committee Report, and other reports dealing with compensation contained in reports to shareholders including, but not limited to, the annual shareholder proxy.

D.	Compensation/Performance of Employees other than Executive Officers

1.	To review and approve recommendations from the CEO and/or President regarding an overall percentage increase in the salaries paid to exempt and non-exempt employees

2.	To review and approve recommendations from the CEO and/or President regarding the overall amount of bonuses and/or incentive compensation to be paid to exempt and non-exempt employees.

E.	Compensation/Performance of Board

1.	To make recommendations to the Board regarding compensation, including benefits, to be paid or provided to Directors.

2.	To periodically evaluate the performance of the Board (but no less frequently than every 3 years).

F.	Review of Committee Charter

1.	To periodically review and evaluate the Committee Charter

2.	To recommend to the Board needed changes in the Committee Charter.

G.	Reports to Board

1.	To report to the Board periodically, but no less frequently than three times each year, regarding the work of the Committee.

2.	To report to the Board regarding the Committee’s evaluation and review of the performance of the CEO and/or President.

H.	Miscellaneous

1.	The Committee shall review and evaluate other issues as they arise that directly relate to the performance, benefits, compensation or policies affecting the Company’s employees.

2.	The Committee shall maintain minutes of its meetings and actions taken therein.

3.	The Committee, in its sole discretion, shall have the authority to retain outside advisors as it deems appropriate related to the performance of its responsibilities. The terms of service and compensation for such advisors shall be determined by the Committee in its sole discretion. Such outside advisors may include, but not be limited to, legal counsel, compensation consultants, benefits advisors, or other advisors. The Company shall bear the expense for all advisors retained by the Committee.

Annex B

Greer State Bank

Audit Committee Charter

Approved by Audit Committee: 2/22/05

The Board of Directors of the Greer State Bank has delegated to the Audit Committee the Board’s responsibility for monitoring the audit function of the Company, which includes the selection of independent auditors, determination of the independence of the independent auditors, and internal auditing and internal accounting controls.

Members of the Audit Committee shall discharge their committee duties using their business judgment in accordance with standards prescribed for directors by applicable state corporate law and rules adopted from time to time by the Securities and Exchange Commission.

Membership of the Audit Committee

The Audit Committee is made up of three or more members of the Board of Directors who meet applicable independence standards and have the ability to read and understand basic financial statements.

Members of the Audit Committee are encouraged to make use of training opportunities and consultants to enhance their ability to perform their committee responsibilities.

Scope of Responsibilities

1.	Recommend to the Board of Directors the selection of the Company’s independent accountants, who shall be accountable to the Board of Directors and the Audit Committee, and, when appropriate, their dismissal.

2.	Review with the independent accountants their independence under applicable standards of independence and report the results of the review to the Board of Directors.

3.	On an annual basis, in conjunction with commencement of the annual audit, review the independent auditors’ audit plan and consider its scope, staffing, reliance upon management and internal audit functions, general audit approach, and the methods, practices, and policies governing the audit work.

4.	Review the budget, audit plans, changes in audit plans, activities, organizational structure, and qualifications of the internal audit department, as needed.

5.	Approve all fees and other compensation (subject to de minimis exceptions as defined by law for non-audit services) to be paid to the independent auditors.

6.	Pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations. The Audit Committee may delegate its authority to pre-approve nonaudit services to one or more designated Audit Committee members. The decisions of the designated member(s) shall be presented to, and ratified by, the full Audit Committee at the next subsequent meeting.

7.	In consultation with management, the independent auditors, and the internal auditors, review management’s periodic evaluations of the Company’s financial reporting processes and controls, including disclosure controls and procedures and internal controls, and all reports or attestations of the independent auditors on the Company’s internal controls. Review significant financial risk exposures identified in such reports and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal audit department together with management’s responses.

8.	Meet with the independent accountants to review: (a) any problems encountered in the audit including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating and accounting policies of the Company. Establish a communications channel for the independent accountants to be able to contact the Audit Committee directly without going through management.

9.	Meet with the internal auditors to review: (a) any problems encountered in internal audits including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating, and accounting policies of the Company. Establish a communications channel for the internal auditors to be able to contact the Audit Committee directly without going through management.

10.	Review and approve all significant proposed accounting changes.

11.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements prior to the filing of its Form 10-K, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.” Report to the Board of Directors the Audit Committee’s recommendation of whether to include the audited financial statements in the Company’s Annual Report on Form 10-K.

12.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements included in its Form 10-Q, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.”

13.	Investigate any matter which the Audit Committee deems to be in the interest of the Company and report its findings to the Board of Directors.

14.	Review and approve any Audit Committee report to be included in the Company’s proxy statement.

15.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

16.	Prior to releasing the annual audit report, discuss with the independent auditor the matters required to be discussed by Statement and Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

17.	Review with the Chief Executive Officer, President, Chief Financial Officer, financial and other relevant management, and the independent auditors the Company’s annual and quarterly certifications as required by applicable regulations. Discuss (1) any significant deficiencies identified to the Audit Committee in the design or operation of financial accounting, reporting, disclosure controls and procedures, and internal controls, (2) the process used by the officers to certify the annual and quarterly reports, (3) any material issues or risk exposures identified during the certification process, and (4) the steps management has taken to monitor, control, and report such exposures and control deficiencies.

18.	Receive and review with the independent auditors quarterly reports, and other reports if requested by the Audit Committee from time to time, prepared by the independent auditors concerning (i) the critical accounting policies and practices of the Company and (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the ramifications and preferred treatment of such information. Direct the independent auditors to provide to the Audit Committee, at the time they are sent to management, all material written communications between the independent auditors and management.

19.

At least annually, obtain and review a report by the independent auditors describing (1) the independent auditors’ internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditors and the Company, so that the Audit Committee can assess the auditors’ independence.

20.	Ensure the rotation of the audit partners as required by law. At least annually, review and discuss with the independent auditors all relationships they have with the Company, including the provision of non-audit services, and the necessity for rotation of independent auditor personnel.

21.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

22.	Establish policies concerning the employment of employees and former employees of the independent auditors, including policies addressing legal requirements.

23.	Review related party transactions on a quarterly basis, and approve only those which do not create or intensify existing conflicts.

Audit Committee Activities

1.	The Audit Committee shall meet upon the call of its chairman and at such other times as it shall determine.

2.	Meetings of the Audit Committee shall be open only to members of the Audit Committee and those invited to be present by the Audit Committee.

3.	The Audit Committee is authorized to employ and consult with accountants, attorneys, and other professionals to assist it.

4.	The Audit Committee may meet together with the audit committees of the Company’s subsidiaries but no person who is not a member of the Company’s audit committee shall be entitled to vote on any matter considered by the Audit Committee.

5.	The Audit Committee shall have unlimited access to all employees, books, and records of the Company.

6.	The Audit Committee shall report its activities and recommendations to the Board of Directors at any regular or special meeting of the Board of Directors.

7.	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

8.	Discuss with the Company’s general counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Amendment or Repeal of Charter

The Board of Directors may amend or repeal this Charter and the duties of the Audit Committee at any time.

Limitation of the Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

GREER BANCSHARES INCORPORATED

(864) 877-2000

1111 West Poinsett Street

Greer, South Carolina 29650

NOTICE OF

ANNUAL MEETING

OF

SHAREHOLDERS

PROXY STATEMENT

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY GREER BANCSHARES INCORPORATED		For	With- hold	For All Except

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

GREER BANCSHARES INCORPORATED

The undersigned, hereby revoking all previous proxies, hereby appoints Walter M. Burch, Harold K. James, Theron C. Smith, III, C. Don Wall, and each or any of them, proxies for the undersigned with the power of substitution, to vote all shares of common stock of Greer Bancshares Incorporated, Greer, South Carolina (the “Company”), held of record by the undersigned on March 14, 2008 at the Company’s Annual Meeting to be held April 24, 2008, and at any adjournments thereof, upon the matter listed below, as more fully set forth in the Proxy Statement, and in their discretion upon such other business as may properly come before the Annual Meeting and matters which are incidental to the conduct of the meeting.

		1.	Election of four Directors for three year terms expiring at the 2011 Annual Meeting.	☐	☐	☐

Nominees to serve a term of three years:

Gary M. Griffin, Kenneth M. Harper, R. Dennis Hennett, David M. Rogers

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

This proxy may be revoked prior to its exercise. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE NOMINEES IN ITEM 1.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

¿  Detach above card, sign, date and mail in postage paid envelope provided.  ¿

GREER BANCSHARES INCORPORATED

Your signature on this proxy should correspond with the name appearing on your stock certificate. When signing as a Personal Representative, Administrator, Trustee, Guardian, Attorney, etc., please indicate your full title. If stock is held jointly, each joint owner must sign.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

__________________________________________

__________________________________________

__________________________________________